 Exhibit 99.1

PETRO RIVER REPORTS 175% INCREASE IN PROVED RESERVES AND 1,053% INCREASE IN PRODUCTION

 Projects Positive net cash flow for next quarter and doubles down on 2018 development plans

NEW YORK, NY, June 20, 2018 Petro River Oil Corp. (OTCBB: PTRC) (“Petro River” or the “Company”), is an independent oil and gas exploration company that utilizes 3D seismic technology to discover and develop oil & gas reserves in proven oil & gas basins. Petro River is pleased to present recent field results and its oil and gas reserves, as evaluated May 1, 2018, by independent engineering firm, Cawley, Gillespie & Associates.

Recent Corporate Highlights

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Proved reserves as of May 1, 2018 show 175% increase from the reserve report issued on May 1, 2017.

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BOE production increases 1,053% for fiscal year April 30, 2018 from April 30, 2017 period.

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In May 2018 the Company completed its initial ten well exploration and development program of the West Blackland field in Osage County, Oklahoma. The wells were drilled to a depth of approximately 2,850 feet, and their results are expected to move Petro River into positive cash flow in the quarter ended July 31, 2018. Several wells encountered a combination of both Mississippian Chat and Burgess “pay,” which has resulted in increased production rates.

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Before year-end 2018, the Company plans to drill 13 additional wells, which would more than double its current well count. The Company currently anticipates that projected cashflow will be sufficient to fund the drilling expenses for the pending wells.

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The 2018 drilling program will include:

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Drilling of as many as ten development wells in the new North Blackland field discovered by the Blackland #2-34 well spud on April 15, 2018, and confirmed by the successful completion of the Blackland #2-35 well spud on May 16, 2018.
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Drilling of three exploration wells to test the 2,000-acre Arsaga structure and 650-acre Section 13 structure identified by the Company’s 3D seismic data. If successful, these structures could yield a repeatable and scalable drilling program of as many as 130 wells in 2019 and beyond (based on 20 acres spacing per well).

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The Company’s initial exploration program achieved a success rate exceeding 78% utilizing its current 3D seismic.

Reserve Report Summary

Petro River’s oil and gas reserves have been evaluated by Cawley, Gillespie & Associates ("CGA"), an independent petroleum engineering firm.  To quantify Petro River’s reserves as of May 1, 2018, CGA evaluated 100% of Petro River’s crude oil and natural gas reserves in accordance with the definitions, standards and procedures contained in the National Instrument 51-101, Standards of Disclosure for Oil and Gas Activities ("NI 51-101").

Petro River has not completed its annual audit for its April 30, 2018 fiscal year; accordingly all financial amounts referred to in his news release are unaudited and represent management's estimates. Readers are advised that these financial estimates are subject to audit, and may be subject to change based on results of the audit.

Petro River oil and gas reserves (1) at May 1, 2018 are summarized below:
	Net Oil (Mbbls)	Net Gas (MMcf)	Combined (Mboe)

Proved Developed Producing Reserves	299.0	190.3	330.7

Proved Developed Behind-Pipe Reserves	46.4	38.9	52.9

Proved Undeveloped Reserves	346.7	478.9	426.5

Total Proved Reserves	692.1	708.1	810.1

Probable Reserves	316.7	274.7	362.5

Net Present Value (PV10) (2)	$20,306,500

 (1)    All reserves stated above are those owned by 100% of the working interest owners, with royalty burdens of 22%. Petro River owns 75% of said working interest subject to an additional two percent royalty interest not reflected above. As a result, Petro River’s net reserves are slightly less than 75% of the values set forth above.
(2)    Net present value of proved plus probable reserves used in the calculation of net asset value is based on a 10% discount rate.

Petro River’s president Stephen Brunner commented:

“Our initial success has proven our team’s ability to interpret the current 3D seismic in Osage County and successfully explore for oil in this historically prolific region. Our 2018 drilling program is expected to double our current number of wells and test two new large structures (over 2,650 acres), which could significantly increase our reserves and value.”

ABOUT: PETRO RIVER OIL CORP (OTC: PTRC)

Petro River Oil Corp. (OTCBB: PTRC) is an independent energy company with core holdings in Osage County, Oklahoma. Petro River’s strategy is to apply modern technology, including 3D Seismic analysis, to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders. Petro River owns a 14.52% equity interest in Horizon Energy Partners, LLC, and the Company’s president, Stephen Brunner, is also a member of the Board of Managers of Horizon Energy Partners, LLC. For more information, please visit our website at www.petroriveroil.com.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements. These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and other reports filed with the SEC under the Securities Exchange Act of 1934, as amended.
For additional information about Petro River Oil, please visit http://petroriveroil.com/ or contact:Investor Relationsir@petroriveroil.comtelephone: (469) 828-3900